Exhibit 10.6

JOINT VENTURE AGREEMENT

THIS AGREEMENT, made and entered into this 10 day of December 2013, by and between INSPIRED BUILDERS, INC., a Nevada corporation (hereinafter referred to as "ISRB"), and DEVELOPMENT PROPERTY HOLDINGS, INC., a California corporation (hereinafter referred to as "DPH"); and hereinafter sometimes referred to collectively as the "Venturers" or singularly as a "Venturer."

WITNESSETH:

   In consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

Section 1.   Formation of Venture. Venturers hereby enter into and establish a Florida joint venture (the "Venture"), to be known as the SAVANNAH OAKS Joint Venture (hereinafter referred to as "Savannah Oaks") for the purposes set forth in this Agreement. The term of the Venture shall be from the date hereof through and including a date sixty (60) months from the date of this Agreement, unless mutually extended or sooner terminated as provided in this Agreement, or until all or substantially all of the lands and other property of the Venture shall have been sold or otherwise transferred and conveyed, whichever occurs first. The parties hereto shall file a Fictitious Name Affidavit to reflect the name of this Venture and the parties therein.

Section 2.   Purposes and Scope of Venture.

(a)  Venturers will acquire control in the name of SAVANNAH OAKS of certain commercial real property consisting of 9.705 acres located in the State of Florida (the "Property").

(b)  The purpose for which this Venture is established is to acquire, construct improvements upon and develop the Property in accordance with the development plan to be approved by the Venturers, and to sell at a profit the subject properties as improved or unimproved as determined by the Venturers.

(c)  Nothing in this Agreement shall restrict in any manner whatsoever the freedom of any Venturer and its officers, employees, partners or affiliates to engage in or conduct any other business or activity whatsoever (including the acquisition, development and exploitation of real property other than the Property) without any accountability to the Venture or any party hereto, even if such business or activity competes with the business of the Venture.

Section 3.   Scope of Venturers' Authority. Except as otherwise provided in this Agreement or in a separate writing signed by all of the Venturers, no Venturer shall have any authority to act for or to assume any obligation, or responsibility on behalf of, any other Venturer or for the Venture. The Venturers shall not be considered partners of each other. Any liability resulting from the death or injury of any person or property occurring on the Property after the date of this Agreement shall be a liability of the Venturers, to be shared in proportion to their individual interest in the Venture as reflected by individual "Term Sheets" referenced in Section 26 herein below. ISRB and DPH shall equally share the determination of major decisions set forth below.

Section 4.   Development Fee. ISRB and DPH shall be paid the total sum of $450,000.00 as a development fee from the construction budget, which shall be split evenly after payment of ordinary expenses. The construction budget shall be approved by ISRB and its representative, George Baker.

Section 5.   Powers of the Venture. This Venture shall have the authority and power to conduct all business necessary to the successful accomplishment of its purposes. Specifically, the Venture may:

(a)      Establish bank accounts with banks and other institutions and make investments of the funds and monies of the Venture;

(b)     Acquire real and personal property and interests and rights therein incidental to operation of the business of the Venture;

(c)      Borrow money and, as security therefor, mortgage or otherwise impose liens on all or any part of the Property, or other real or personal property of the Venture, prepay any mortgage or note secured thereby, in whole or in part, refinance, increase, or modify any indebtedness of the Venture and any mortgages or security affecting the Property;

(d)     Sell, assign, convey, dedicate, grant easements, with respect to, impose restrictions upon and otherwise deal with all or any part of the Property or other assets of the Venture;

(e)     Lend its funds or make guaranties of obligations of others upon such terms as the Venturers shall determine;

(f)      Employ such persons, firms or companies as the Venturers shall determine for the operation or management of the business of the Venture on such terms and for such compensation as the Venturers shall determine;

(g)     Engage architects, engineers, building contractors, land planners, legal counsel, accountants, consultants, financial advisors, underwriters and any other professional personnel; and

(h)     Engage in such other activities, incur such other expenses and enter into all such negotiations and contracts as may be necessary or appropriate for enhancing the profitability of the Venture, and execute, acknowledge and deliver any and all instrument necessary or convenient to the accomplishment of any of the foregoing.

Section 6.   Management of Venture.

(a)  Except as otherwise herein provided, the development of the Property and the business and affairs of the Venture shall be managed by ISRB, which powers and duties include, but shall not necessarily be limited to, the following:

(i)         The management of the day to day affairs and business of the Venture, including the collection of income and payment of expenses, and make all decisions regarding the operation and ownership of the business and property of the Venture which are not herein defined as "Major Decisions";

(ii)        To maintain or cause to be maintained the books and records of the Venture; prepare or cause to be prepared periodic operating and financial reports of the Venture; prepare and file or cause to be prepared and filed all necessary tax and information returns;

(iii)       To invest, for interest, cash owned by the Venture in financial institutions or in other liquid investments in accordance with reasonably prudent cash management practices; an

(iv)       ISRB shall be obligated to solicit competitive bids for goods or services purchased by the Venture and to engage in contracts only with persons who submit the lowest competitive bids. ISRB shall furnish to the other Venturer an accounting quarterly of all receipts and expenditures of the Joint Venture no later than the 20th day of the following month of each quarter. Professional fees incurred by the Joint Venture shall be expenses of the Joint Venture, including attorney's fees and accountant's fees

(v)        Notwithstanding anything to the contrary, DPH shall have full control over the marketing, sales and leasing of the Property. A standard leasing and sales commission shall be charged to the Venture, which commission shall be paid in equal amounts to DPH and ISRB.

(b)  Major Management Decisions. The power to make Major Management Decisions for the Venture is vested 50% to ISRB and 50% to DPH.

A Venturer which is in default under this Agreement shall have no right to participate in Major Management Decisions or other Venture action. Provided, however, that the limitation set forth in the immediately preceding sentence shall not apply to a Venturer unless it has received written notice of default and has failed to cure same as provided by this Agreement prior to the time that the vote on a Major Management Decision or other action is taken.

Decisions with respect to the following shall constitute Major Management Decisions within the meaning of this subsection:

(i)           Matters pertaining to the sale of the Property, the sales price of the properties, and the improvements, if any, thereon, or the optioning, leasing or purchase of lands in addition to the Property; and

(ii)          The adoption of the Initial Development Budget of the Venture and the adoption and modification of budgets subsequent to the Initial Development Budget. Prior to commencement of construction of improvements and the closing of the construction loan or loans for improvements, the Joint Venturers shall agree in writing on a final proposed budget for construction costs and for the marketing of completed lots.

It is contemplated that the Venture will borrow the funds necessary for the development of the project(s) (sometimes referred to as the "Development Loan") to be secured by a first mortgage lien on the Property previously acquired in the name of Savannah Oaks.

Section 7.   Reimbursement of Expenses. No Venturer shall be entitled to reimbursement from the Venture or for expenditures made on behalf of the Venture, except for such expenditures as are approved for reimbursement by the Venturers in accordance with a duly adopted budget.

Section 8.   Obligations and Liabilities of Venturers. As additional consideration for this Agreement ISRB and DPH agree to use their best efforts and expertise to develop and market (either directly or through its agent) the Property during the term of the Venture. ISRB and DPH shall make or cause to be made all of the improvements within a reasonable time. The Venture shall borrow funds as needed pursuant to an acquisition and development loan agreement.

ISRB and DPH shall be obligated to use their best efforts to cause such a loan to be made to the Venture in a total amount of not less than the total costs of the improvements to be approved by the Venture.

Section 9.   Additional Contributions. It is recognized that additional contributions to capital of the Venture ("Additional Contributions") may be required by ISRB to discharge the following obligations as the same from time to time arise:

(i)	All ad valorem real property taxes on property owned by the Venture;

(ii)	Insurance premiums incurred pursuant to this Agreement; and

(iii)	Sums required to fund expenditures or obligations included in a duly adopted budget or otherwise approved as a Major Management Decision of the Venturers.

Except as herein above provided, no further capital contributions shall be required. Any Additional Contributions made by ISRB shall be repaid as set forth in Section 11(c).

Section 10.   Capital Accounts. A capital account shall be established for each Venturer on the books of the Venture. Each Venturer shall receive a credit to its capital account for any Additional Contributions made under this Section 10 and a credit for its share of profits of the Venture in the manner set forth in Section 13 below. There shall be charged against each Venturer's capital account its share of any losses of the Venture in the manner set forth in Section 14 below.

Section 11.        Distribution of Proceeds and Profits. Net cash proceeds from each sale of the Property shall be distributed in the following manner: (net cash proceeds is defined as the sale price less usual and customary Seller's closing costs and pro-rations, including sales commissions not to exceed five percent (5%) of the sales price, which may be shared with other brokers or agents.)

(a)  First, to pay closing costs, lien releases or mortgage releases and any accrued and unpaid interest on the Development or Construction Loan, if any, and then

(b)  To the Joint Venture to the extent of ten percent (10%) of proceeds after payment under subparagraph (a) for creation of a reserve account (but which account shall not exceed in the aggregate One Hundred Thousand and no/100 Dollars ($100,000.00), which account shall be used to pay for any unanticipated development expenses and/or income taxes, and then

(c)  Any unpaid principal balance or any other obligation encumbering the Property, including paying the debt of $250,000.00, plus interest, on property commonly referred to as the "corner lot," and any Additional Contributions made by ISRB, and then

(d)  Senior equity in the amount of $1,800,000.00, and then

(e)  Former equity in the amount of $1,500,000.00, and then

(f)  (1) To senior equity holder ten percent (10%),
          (2) To PRLLC thirty percent (30%),
          (3) To ISRB sixty percent (60%).

Section 12.         Limitation upon Sale and Encumbrance. The Venturers hereby agree that their rights in and powers to sell, lease, exchange, encumber or otherwise dispose of any interests held by them in the Venture, the Property or any other assets of the Venture (which interest in the Property, the Venture, and other assets of the Venture shall be collectively referred to as the "Venture Assets") shall be limited and controlled as follows;

(a)  No Venturer shall sell, transfer, exchange or otherwise dispose of its interest in any of the Venture Assets without first having offered same to the Venture and the other Venturer under the provisions of Section 13 herein below. Any such attempted sale, transfer, exchange or other disposition in contravention of the provisions of this Section shall be void and of no effect.

(b)  If so requested by unanimous vote of the Venturers, a memorandum shall be recorded in the public records of                           County, Florida, giving notice of the provisions of this Section and other appropriate provisions of this Agreement.

(c)  Notwithstanding anything to the contrary, Venturers shall have the right to pledge or encumber their future development fees upon the consent of the other Venturer, which consent shall not be unreasonably withheld.

Section 13.         Right of First Refusal. No Venturer may sell or transfer any part or all of its interest in the Venture Assets to any person other than to the other Venturer without the prior written consent of the other Venturer, except as otherwise permitted under this Agreement.

(a)  If a Venturer (the "Seller") receives a bona fide offer (the "Third-Party Offer") from a Third Party other than the other Venturers to acquire all or any part of the interest of the Seller in the Venture Assets, which the Seller desires to accept, the Seller shall, prior to accepting same, give written notice (the "Section 13 Notice") of the Third-Party Offer to the other Venturers setting forth the name and address of the party making the Third-Party Offer and the price and terms of the Third-Party Offer. The Section 13 Notice shall be accompanied by a complete and accurate copy of any document or contract which embodies the terms of the Third-Party Offer. The Venturers shall have the right to acquire all of the interest of the Seller covered by the Third-Party Offer on the same terms and for the same price set forth in the Third-Party Offer, except that the time for closing shall be within ninety (90) days after the offer is accepted. If the Venturers elect to acquire the Seller's interest in the Venture, it shall give written notice within thirty (30) days after receiving the Section 13 Notice of its election to do so.

(b)  If the interest of the Seller is not purchased in accordance with paragraph (a) of this Section 13, then the Seller shall then be free to accept the Third-Party Offer and close the sale to the Third Party at a price not lower than the price and on terms no more favorable to the buyer than the terms offered to the other Venturers. In the event Seller does not close the transfer of its interest pursuant to the Third-Party Offer within ninety (90) days after the end of such thirty (30) day notice period, then Seller shall be deemed again bound by the provisions of this Section 13 with respect to any other or subsequent Third-Party Offer.

(c)  The sale or transfer pursuant to this Section 13 shall not relieve the Seller or transferor from its liability under any agreements made herein or otherwise made in connection with the Venture Assets, including, but not limited to, liability for Additional Capital Contributions duly approved but not yet due, liabilities contemplated by approved budgets and any other liabilities, actual or contingent, existing at the time of the sale or transfer. The purchaser or transferee of any interest in the Venture Assets shall be bound by the terms and provisions of this Agreement and shall be deemed to have assumed all of the liabilities of the Seller or transferor in proportion to the Seller's or Transferor's interest in the Venture assets so acquired by the purchaser or transferee. As a condition precedent to the effective consummation of such sale, simultaneously upon purchasing said Venture Interest the purchaser or transferee shall execute a written assumption of such liability in a form acceptable to the other Venturers.

(d)  All parties shall be entitled to have specific performance of the obligation to purchase or sell arising pursuant to the procedures described in this Section 13, and shall, in addition, have any and all other remedies in law or in equity available to it in order to enforce provisions of this Section 13.

Section 14.           Income Taxation and Accounting. The following provisions shall govern the Venture's income tax and accounting practices:

(a)          All federal and state income tax returns shall be prepared on an accrual basis. All expenses and costs which are deductible for federal tax purposes shall be deducted and treated as expenses, including, without limitation, taxes and carrying charges.

(b)          Depreciation on eligible property shall be taken by the Venture on the Accelerated Cost Recovery System, unless otherwise approved by the Venturers.

(c)          The Venture's books and accounts shall be kept and maintained at all times by ISRB. The books shall be maintained on an accrual basis in accordance with the generally accepted accounting principals.

(d)          Each Venturer shall have the right at all reasonable times and upon reasonable notice to audit or examine and make copies of the books and accounts of the Venture.

Section 15.          Insurance. The Venture shall purchase at the expense of the Venture general liability coverage for the protection of the Venture and all of the Venturers in relation to the business of the Venture and such fire and extended coverage and other insurance coverages as good business practices dictate.

Section 16.           Bankruptcy, Failure to Abide by Agreements, Etc. In the event that any Venturer shall make an assignment for the benefit of creditors, file a petition in bankruptcy, become adjudicated bankrupt or insolvent, have a permanent receiver appointed in any judicial proceeding for any portion of its property, or shall fail to perform and abide by any of the terms of this Agreement imposed upon it (after thirty (30) days' advance written notice of such failure to perform or abide is given to such Venturer in default by the other Venture), then the Venturer (the "Non-Withdrawing Venturer") shall have the right, but not the obligation, by written notice to said Venturer, to require said Venturer to withdraw from the Venture. In that event, the Non-Withdrawing Venturer shall either forthwith purchase the interest of said Venturer (the "Offering Venturer") at the purchase price and on the terms set forth in Section 15, or shall terminate and liquidate the Venture.

Section 17.           Events of Termination. The Venture shall terminate upon the first to occur of the following events, unless otherwise agreed by the Venturers in writing:

(a)          Upon the sale of all of the subject Property and of all other property of the Venture; or

(b)          Upon the expiration of the term of the Venture.

Section 18.           Notices. All notices required or remitted by this Agreement shall be in writing and shall be sent by Certified, Registered Mail, or hand delivered to the addresses set forth below. Notices shall be deemed delivered and given when mailed if mailed or when delivered if hand delivered.

Notices to ISRB shall be sent to:

Matthew J. Nordgren
9595 Wilshire Boulevard, Suite 801
Beverly Hills, CA 90212
mnordgm@inspiredbuilders.com

With copy to:

Daniel D. White, Esq.
Law Office of Daniel D. White
One Corporate Plaza Drive, Suite 110
Newport Beach, CA 92660-7924
dan@ddwlaw.com

Notices to DPH shall be sent to:

Paul Rohan
Development Property Holdings, Inc.
95 North Roscoe Boulevard
Ponte Vedra, FL 32082
prohan@planet511c.com

Section 19.          Benefits and. Obligations. All agreements among the Venturers relative to the Venture shall inure to the benefit of and be binding upon the parties thereto and their respective legal representatives, heirs, successors and assigns.

Section 20.          Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

Section 21.          Non-Waiver. The failure on the part of any party to object to any breach or to enforce any covenant or remedy herein contained shall not be construed as a waiver of any subsequent breach or of any such covenant or remedy.

Section 22.         Severability. If any provision of this Agreement shall to any extent be finally found by a court of competent jurisdiction to be invalid or unenforceable, neither the remainder of the Agreement, nor the application of the provision to other persons, entities, or circumstances, shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law or equity.

Section 23.          Attorney's Fees. In the event that suit be brought to enforce the provisions of this Agreement or any remedy or lien granted hereunder, the prevailing party shall be entitled to reasonable attorneys' fees, including attorneys' fees upon appeal.

Section 24.          Assignment. Venturers shall be entitled to assign their respective interest upon notice to the other Venturer.

Section 25.          Entire Agreement. Subject to Section 26 herein below, the terms and conditions of this Agreement constitute the sole and entire agreement between the Venturers with respect to the subject matter hereof. This Agreement may be modified or altered only by the written agreement of all of the Venturers.

Section 26.          Term Sheets: The Venturers shall prepare an individual Term Sheet on each property defining and delineating the duties and obligations of each Venturer as well as the individual(s) proportionate share for the profit made of each particular property.

Section 27.          Real Estate Holdings: All properties shall be acquired in the name of Savannah Oaks, subject to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the day first above written.

Signed, sealed and delivered in
in the presence of:

INSPIRED BUILDERS, INC., a Nevada corporation
Matt Nordgren	By:	/s/ Matthew J. Nordgren
MATTHEW J. NORDGREN
12-15-13	Its:	Chief Executive Officer

DEVELOPMENT PROPERTY HOLDINGS, INC., a California corporation

/s/ Rebecca Mendez	By:	/s/ Paul B. Rohan
PAUL B. ROHAN
Rebecca Mendez	Its:	Chief Executive Officer